                                                                    Exhibit 11.1

                      THE HOME DEPOT, INC. AND SUBSIDIARIES

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE

                                                                           Three Months Ended
                                                                     --------------------------------

                                                                         April 30,          May 2,
                                                                           2000              1999
                                                                     --------------    --------------
(In Millions, Except Per Share Data)
BASIC
-----
Net Earnings Available to Common
   Shareholders                                                           $  629            $  489

Weighted Average Number of
   Common Shares Outstanding                                               2,308             2,217
                                                                         --------          --------

            Basic Earnings Per Share                                      $ 0.27            $ 0.22
                                                                         ========          ========


DILUTED
-------
Net Earnings Available to Common
   Shareholders                                                           $  629            $  489

Tax-Effected Interest Expense Attributable
   to 3-1/4% Convertible Subordinated Notes                                   --                 5
                                                                         --------          --------

Net Earnings Available to Common
   Shareholders Assuming Dilution                                         $  629            $  494
                                                                         --------          --------

Weighted Average Number of
   Common Shares Outstanding                                               2,308             2,217

Effect of Potentially Dilutive Securities:
   3-1/4% Convertible Subordinated Notes                                      --                72

   Employee Stock Plans                                                       46                47
                                                                         --------          --------

Weighted Average Number of Common Shares
    Outstanding Assuming Dilution                                          2,354             2,336
                                                                         --------          --------


               Diluted Earnings Per Share                                 $ 0.27            $ 0.21
                                                                         ========          ========


Employee stock plans represent shares granted under the Company's employee stock purchase plan and stock option plans, as well as shares issued for deferred compensation stock plans. Shares issuable upon conversion of the Company's 3-1/4% Notes were included in weighted average shares assuming dilution for purposes of calculating diluted earnings per share prior to their conversion in October 1999. To calculate diluted earnings per share for fiscal 1999, net earnings are adjusted for tax-effected net interest and issue costs on the 3-1/4% Notes (prior to conversion to equity in October 1999) and divided by weighted average shares assuming dilution.